Exhibit 99.1

Qdoba Mexican Grill Provides Update on Market Performance Analysis

SAN DIEGO--(BUSINESS WIRE)--June 17, 2013--Jack in the Box Inc. (NASDAQ: JACK) today announced that it has substantially completed its previously disclosed review of market performance for its Qdoba Mexican Grill® brand. As a result of this comprehensive review, the company plans to close 67 of its company-operated Qdoba restaurants by the end of fiscal 2013, which ends Sept. 29, 2013. As of the end of the second quarter, Qdoba’s system included 647 restaurants, of which 340 were company-operated. The decision to close the restaurants followed a comprehensive unit-level analysis of sales, cash flows and other key performance metrics, as well as site locations, brand awareness and lease status.

According to Tim Casey, who joined Qdoba as president in March, “After a comprehensive review and an in-depth analysis of our real estate portfolio, we believe we can significantly improve Qdoba’s performance and continue to grow the brand. By closing these locations and optimizing our company footprint, we can be more effective in focusing our advertising and marketing resources to support existing and planned restaurants in our core markets where we have high levels of brand awareness. We also expect to provide an even better dining experience for our guests as our operations teams concentrate their efforts on supporting these markets.”

Linda Lang, chairman and chief executive officer of Jack in the Box Inc., said, “These closures are expected to have a positive impact on the financial performance of our Qdoba brand, resulting in higher future earnings, average unit volumes, restaurant operating margins, cash flow and return on invested capital.

“We believe in the tremendous potential of the Qdoba brand, and we plan to continue expanding in North America, with 70 to 75 new locations expected to open system-wide in fiscal 2013, including approximately 40 company locations. In 2014, we expect 60 to 70 new Qdoba restaurants to open, approximately half of which will be company locations.”

The company currently estimates it will incur pre-tax charges during fiscal 2013 of approximately $40 million, including an estimated $28 million in non-cash impairment charges and approximately $12 million in charges related to cash lease obligations and employee severance costs. The company will update the estimated pre-tax charges, if necessary, related to the restaurant closures when it reports its third-quarter operating results in August.

The restaurant closures will be discussed when Jack in the Box Inc. management presents at two upcoming investment conferences: Jefferies Global Consumer Conference on June 18 and Oppenheimer Annual Consumer Conference on June 26. Live webcasts of both presentations can be accessed via the Jack in the Box Inc. website at http://investors.jackinthebox.com.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 45 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements, including statements regarding the plan to close 67 underperforming restaurants, including the estimated timing and costs, the impact on Qdoba’s operations, and the future benefits to the company’s results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different than expressed or implied by these forward-looking statements. In particular, the company is unable to predict the ultimate costs associated with the closings, the timing of payments made and received, the results of final negotiations with landlords, the impact of the closings on ongoing operations, any tax benefits from the closings, and the future benefits to the company’s earnings, average unit volumes, restaurant operating margins, cash flow and return on invested capital. For other factors to consider, see the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its quarterly reports on Form 10-Q. Except as may be required by law, the company undertakes no obligation to update publicly or revise any forward-looking statements to reflect any future events or circumstances.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291